Exhibit 99.1

Hooper Holmes Announces First Quarter 2015 Financial Results

OLATHE, Kan.--(BUSINESS WIRE)--May 14, 2015--Hooper Holmes (NYSE MKT:HH) today announced financial results for the quarter ended March 31, 2015.

Consolidated revenues totaled $5.7 million for the first quarter of 2015, representing a decrease from $7.3 million in the first quarter of 2014. The Company recorded a net loss of $2.1 million, or $0.03 per share, for the first quarter of 2015, an improvement from the net loss of $2.7 million, or $0.04 per share, for the first quarter of 2014.

Selling, general and administrative expense for the three month period ended March 31, 2015 decreased $1.8 million to $2.7 million, representing a decrease of approximately 38% compared to the prior year period, as a result of efficiencies achieved through the relocation of the corporate headquarters to Olathe, Kansas.

As of March 31, 2015, cash and cash equivalents totaled $1.4 million, with no borrowings outstanding under the Company's credit facility.

On April 17, 2015 the Company announced the acquisition of the assets representing the health and wellness business of Accountable Health Solutions, Inc. (AHS). AHS’ unaudited financial statements reflect approximately $15 million in net sales during calendar year 2014. The purchase price was $7 million, comprising $4 million cash and approximately $3 million in unregistered common stock, subject to a working capital adjustment. The acquisition is expected to be accretive to Hooper Holmes’ earnings in 2015. Financing for the transaction was provided through a $5 million, three-year, secured term loan.

Henry Dubois, President and CEO of Hooper Holmes commented, “As we discussed on March 31st, we maintained roughly the same unit volume in the first quarter 2015 compared to the 2014 first quarter, while revenue was down due to the end of a long-term clinical study, and one large customer’s decision not to screen this year.”

Mr. Dubois continued, “Beginning with the second quarter 2015, revenue and margin from AHS will be reflected in our consolidated results, offsetting some of the pressure we experienced sequentially. We believe AHS will accelerate Hooper’s growth in health and wellness services, positioning the company to improve its financial trends. We expect AHS will immediately improve and diversify our revenue base, add scale, increase screening volumes, and help us more efficiently utilize our health professional network.”

Conference Call

The Company will host a conference call today, Thursday, May 14, 2015, at 7:30 a.m. CT (8:30 a.m. ET) to discuss first quarter 2015 financial results. A slide presentation will accompany the conference call and is available on the Company’s website located at www.hooperholmes.com.

To participate in the conference call, please dial 888-437-9445, or internationally 719-457-2727, conference ID: 3572762 five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 10:30 a.m. CT (11:30 a.m. ET) on May 14, 2015 until 11:00 p.m. CT (midnight ET) on May 21, 2015, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 3572762.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended March 31,
	2015	2014

Revenues	$5,681	$7,299
Cost of operations	4,949	5,643
Gross profit	732	1,656
Selling, general and administrative expenses	2,747	4,457
Operating loss from continuing operations	(2,015)	(2,801)
Other expense:
Interest expense	-	(1)
Interest income	-	-
Other (expense) income, net	(83)	(44)
	(83)	(45)
Loss from continuing operations before taxes	(2,098)	(2,846)
Income tax expense	5	5
Loss from continuing operations	(2,103)	(2,851)

Discontinued operations:
Loss on sale of subsidiaries, net of adjustments	-	(150)
(Loss) income from discontinued operations, net of tax	(4)	316
(Loss) income from discontinued operations	(4)	166
Net loss	$(2,107)	$(2,685)

Earnings (loss) per share
Continuing operations:
Basic	$(0.03)	$(0.04)
Diluted	(0.03)	(0.04)
Discontinued operations:
Basic	(0.00)	0.00
Diluted	(0.00)	0.00
Net loss:
Basic	(0.03)	(0.04)
Diluted	(0.03)	(0.04)

Weighted average number of shares:
Basic and diluted	70,866,603	70,410,649

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,387	$5,201
Accounts receivable, net of allowance for doubtful accounts	4,869	3,178
Inventories	696	897
Other current assets	274	202
Total current assets	7,226	9,478

Property, plant and equipment, net	2,974	3,054
Other assets	491	607
Total assets	10,691	13,139

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	1,962	2,508
Accrued expenses	4,305	4,083
Total current liabilities	6,267	6,591

Other long term liabilities	1,084	1,191

Commitments and contingencies

Stockholders' equity:
Common stock	2,835	2,835
Additional paid-in capital	150,837	150,747
Accumulated deficit	(150,261)	(148,154)
	3,411	5,428
Less: Treasury stock at cost	(71)	(71)
Total stockholders' equity	3,340	5,357
Total liabilities and stockholders' equity	$10,691	$13,139

CONTACT:
Hooper Holmes
Henry E. Dubois, President and CEO, 913-764-1045
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400